Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 15
DATED JANUARY 4, 2017
TO THE PROSPECTUS DATED APRIL 27, 2016
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 15 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated April 27, 2016, as previously supplemented by Supplement No. 1 dated May 4, 2016, Supplement No. 2 dated May 24, 2016, Supplement No. 3 dated June 3, 2016, Supplement No. 4 dated July 6, 2016, Supplement No. 5 dated August 4, 2016, Supplement No. 6 dated August 9, 2016, Supplement No. 7 dated August 19, 2016, Supplement No. 8 dated September 2, 2016, Supplement No. 9 dated October 4, 2016, Supplement No. 10 dated October 27, 2016, Supplement No. 11 dated November 2, 2016, Supplement No. 12 dated November 10, 2016, Supplement No. 13 dated December 5, 2016 and Supplement No. 14 dated December 27, 2016. Unless otherwise defined in this Supplement No. 15, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 212 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of December 31, 2016.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	1,067,625.540	26,208,424	1,846,343	24,362,081

Class A Shares issued pursuant to our distribution reinvestment plan:	16,430.019	390,213	—	390,213

Total (Class A Shares):	1,092,055.559	26,798,637	1,846,343	24,952,294

Class T Shares
Class T Shares sold in the offering (5):	277,014.727	6,634,502	317,843	6,316,659

Class T Shares issued pursuant to our distribution reinvestment plan:	2,179.157	49,707	—	49,707

Total (Class T Shares):	279,193.884	6,684,209	317,843	6,366,366
Total (Class A and Class T Shares):	1,371,249.443	33,482,846	2,164,186	31,318,660

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

(5)

The Company pays a distribution and stockholder servicing fee, subject to certain limits, on the Class T Shares sold in the primary offering in an annual amount equal to 1.0% of the purchase price per Class T Share (or, once reported, the amount of our estimated value per share),

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payable on a monthly basis. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table.

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